Exhibit 10.14

THIS BINDING LETTER OF COMMITMENT (“Commitment”) is entered into as of April 24, 2012 by THE PHILADELPHIA SOUL (the “Team”), and Healthcare Distribution Specialists “CLOTAMIN" ("Vendor").

Description of Vendor Participation Program

Team-Walgreens joint marketing program whereby Walgreens will offer certain vendors an in-store presence as part of a Team-themed promotion (the "Vendor Participation Program"). In turn, the Team will make available certain marketing and promotion assets of the Team to vendors.

Walgreens Responsibilities

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From May, 2012 until October 28th, 2012, Walgreens will incorporate select Vendor products in (the Team themed promotional area.) designated areas appropriate to the product featuring Vendor products.

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This program is limited to districts serving the greater Philadelphia, PA market area (172, 224 and 240) with no promise of any other WAG locations

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Based upon the product/vendor this will represent approximately 60+/- locations which mimics the Philadelphia Soul trade area.

Vendor Responsibilities

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Vendor must be an approved WAG vendor (DSD - Direct Store Delivery) or its distributor must be an approved WAG vendor prior to any deliveries.

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If Vendor is not approved or fails to meet the WAG approval process in a timely manner than this agreement is null and void.

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Vendor guarantees all products in the program. Including credit and returns within 30 days at conclusion of program.

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Vendor is responsible for all products as it pertains to quality, outdated products or the timely replacement of new products.

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Vendor is responsible for maintaining their part of the display and product.

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Vendor is exclusively responsible tor securing approved distribution of product in and out of stores. If outside distributor is used, they must be an approved WAG vendor.

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Vendor must produce documentation they have the funds to support this program.

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Vendor must adhere to the payment schedule as written in their agreement. If the Vendor falls 60 days behind in payment, the Soul has the option of cancelling the program. Upon cancellation, the vendor will · be responsible for reimbursing Walgreens for all product sent to the stores and pay the entire Soul marketing fee.

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Neither the Philadelphia Soul, Walgreens, or its agency, are responsible for any third party distributor negotiations or the execution of that separate agreement.

Upon completion of the program, vendor will be responsible for removing all unsold product from the stores at their expense and credits to be issued at within 30 days,

Vendor accepts financial responsibility for this agreement and further agrees to pay the Soul a fee of $8,000.00 net in exchange for these benefits. The Philadelphia Soul will receive half of the total amount due upon acceptance of this agreement, and the remaining half of the payment must be paid in full by May 15th 2012.

Team Responsibilities

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The Team will invoice Vendor directly for the Sponsorship Fee and Vendor will be solely responsible for payment of the Sponsorship Fee.

Team Exclusivities

Walgreens and Vendor acknowledge that the Team maintain certain exclusive sponsorship arrangements which preclude the use of the Club Marks in connection with certain categories of products. Accordingly, it shall not be unreasonable for the Team to withhold consent for the use of Club Marks in connection with Vendor products which fall within an exclusive category. The Team shall use commercially reasonable efforts to tailor a Sponsorship Program for vendors whose products fall within an exclusive category.

Mutual Indemnification

Each party hereto agrees to indemnify and hold harmless the other party and its respective officers, directors, partners, employees, agents and representatives, from and against all claims, suits, damages, costs, demands, liabilities and expenses, Including reasonable attorneys· fees, arising from or relating to (i) third-party claims or (ii) any act or omission, or breach of any of the terms or conditions of this Agreement, by the indemnifying party, . its officer, directors, partners, employees, agents and representatives, except to the extent of misconduct or negligence on the part of the indemnified party.

Accepted and Agreed

(CLOMATIN)		Philadelphia Soul

By:	/s/ Mackie Barch	By:	/s/ John Adams
Printed Name:	Mackie Barch	Printed Name:	John Adams
Title:	CEO	Title:	VP/COO
Date:	4/17/12	Date:	4/18/12
Address:	9337 Fraser Ave	Address:	1635 Market Street 17th Floor
	Silver Spring, MD 20910		Philadelphia, PA 19103